January 29, 2025

Robin Schulman
Chief Legal Officer
GitLab Inc.
268 Bush Street, #350
San Francisco, CA 94104

       Re: GitLab Inc.
           Form 10-K for the Fiscal Year Ended January 31, 2024
           File No. 001-40895
Dear Robin Schulman:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Technology